Exhibit 99.1

Julie Rathbun

Investor Relations/Communications

(206) 829-1500

ir@dendreon.com

Dendreon Corporation Reports Fourth Quarter and Year End 2003

Financial Results & Corporate Highlights

Seattle, WA (February 26, 2004) – Dendreon Corporation (Nasdaq: DNDN) today reported results for the year and quarter ended December 31, 2003. Revenues for the year ended December 31, 2003 were $27.0 million, compared to $15.3 million for the year ended December 31, 2002. Revenues for the fourth quarter of 2003 were $21.7 million, compared to $4.1 million for the same period in 2002. Revenues for the fourth quarter of 2003 were primarily from Dendreon’s recent license agreement with Kirin Brewery Co., Ltd.

The net loss for the year ended December 31, 2003 was $28.4 million, or $0.82 per share, compared to $24.7 million, or $0.96 per share for the year ended December 31, 2002. Net income for the fourth quarter of 2003 was $1.3 million, or $0.03 per diluted share, compared to a net loss of $5.8 million, or $0.22 per share, for the same period in 2002. Dendreon’s total operating expenses for the year ended December 31, 2003 were $54.3 million compared to $41.2 million in 2002. Net cash used by operations in 2003 was $38.8 million compared to $26.5 million in 2002.

As of December 31, 2003, Dendreon had approximately $113.2 million in cash, cash equivalents, short-term and long-term investments compared to $55.0 million as of December 31, 2002. In January 2004, the company conducted a follow-on public offering of common stock resulting in gross proceeds of $150.0 million, or $140.5 million net of offering costs. Dendreon’s cash balance following the sale of the common stock was $250.2 million.

As Dendreon continues to advance its clinical programs and develop its commercialization infrastructure for Provenge, the Company estimates that cash used in operations in 2004 will be approximately $60 million to $65 million. This may be impacted by our ongoing collaboration discussions for Provenge as well as our investment in commercialization infrastructure for Provenge.

“Dendreon has established a strong financial foundation while continuing to advance its clinical programs during 2003,” said Martin Simonetti, senior vice president of finance and chief financial officer. “We delivered on this commitment through our business development activities, access to the capital markets and by continuing the progress of our lead product candidate, Provenge®. Our balance sheet has never been stronger and data from our first Phase 3 clinical trial of Provenge, including the recent survival data, support continuing to advance this product candidate toward commercialization.”

Dendreon’s 2003 highlights include:

Clinical & Regulatory

•	The company’s investigational immunotherapy product, Provenge, received Fast Track designation from the U.S. Food and Drug Administration.

•	Receipt of a binding agreement, known as a Special Protocol Assessment, from the U.S. Food and Drug Administration in June 2003 allowing for Dendreon’s pivotal Phase 3 clinical trial (D9902B) to serve as basis for a Biologics License Application for Provenge for the treatment of androgen independent prostate cancer, if it is successful in meeting its predetermined objectives.

•	The presentation of new data from the completed Phase 3 clinical trial (D9901) of Provenge at the American Society of Clinical Oncology (ASCO) Annual Meeting in June 2003 confirming that the underlying mechanism of action of Provenge, a T-cell immune response, is consistent with the clinical benefit seen in men with advanced, metastatic prostate cancer with Gleason scores of 7 and less.

•	The presentation of long-term results from Dendreon’s Phase 1 trial of its cancer immunotherapy APC8024 in patients with advanced, metastatic, Her-2/neu positive breast cancer at the ASCO annual meeting in June 2003. Data was presented on 16 patients whose disease had progressed after receiving chemotherapy. Fifteen of these patients had progressive disease following Herceptin therapy. Following treatment with APC8024, 25 percent of patients demonstrated clinical benefit defined as a partial response or prolonged stable disease.

•	The presentation of interim results at the ASCO meeting in June 2003 from a Phase 2 clinical trial sponsored by the National Cancer Institute, P-16, indicating that a combination therapy of Provenge and Genentech’s Bevacizumab (AvastinTM) may provide a significant improvement in the median PSA doubling time in men with androgen dependent prostate cancer.

Corporate

•	The acquisition of Corvas International, Inc. on July 30, 2003, through the issuance of Dendreon common stock.

•	The raising of $30.7 million through the sale of Dendreon common stock completed on June 17, 2003.

•	A licensing agreement with Kirin Brewery Co., Ltd. in November 2003 by which Dendreon licensed patent rights relating to the use of certain HLA-DR antibodies for which Kirin agreed to pay $20 million and returned the rights to Dendreon’s lead product candidate, Provenge, for countries in Asia that were previously licensed to Kirin.

•	The appointment of key management positions including Israel Rios, M.D., vice president of clinical affairs; and Robert Hershberg, M.D., Ph.D., senior vice president and chief medical officer.

Conference Call

Dendreon will host a conference call today at 1:30 p.m. Pacific, 4:30 p.m. Eastern, today, Thursday, February 26. To access the live call, dial 888-790-1712 (domestic) or 210-234-8001 (international), the passcode for the call is Dendreon. The call will also be webcast and will be available from the company’s website at www.dendreon.com under the “News & Events” section. A replay of the call will be available from the company’s website and by calling 800-871-1325 (domestic) or 402-280-9908 (international).

Dendreon Corporation is a biotechnology company developing targeted therapies for cancer. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody, small molecule and prodrug product candidates. Dendreon has research and development alliances with Genentech, Inc., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements, particularly those risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such a difference include the risk that the safety and/or efficacy results of a clinical trial for Provenge will not support an application for a biologics license; the risk that the FDA will not be satisfied with the data we provide for Provenge or approve a product for which a biologics license has been applied; the risk that the results of a clinical trial for Provenge or other product may not be indicative of results obtained in a later clinical trial; risks that we may lack the financial resources and access to capital to fund required clinical trials for Provenge; the risk that we may not realize all of the anticipated benefits of the Corvas acquisition; the risks that the safety or efficacy results of preclinical studies will not support further development; risks associated with the development of early stage product candidates through preclinical and clinical research and development; the risks associated with a failure by Dendreon to secure and maintain relationships with collaborators, including a collaborator for the development and commercialization of Provenge; risks associated with completing Dendreon’s clinical trials; reliance on key employees, especially senior management; risks related to Dendreon’s limited operating history; dependence on the efforts of third parties; and dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations, are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.

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DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Revenue	$21,665	$4,135	$27,041	$15,269
Operating expenses:
Research and development	13,636	7,491	37,438	30,927
Acquired in-process research and development	982	—	2,762	—
General and administrative	3,970	2,627	13,539	9,542
Marketing	252	94	598	719

Total operating expenses	18,840	10,212	54,337	41,188

Income (loss) from operations	2,825	(6,077)	(27,296)	(25,919)
Interest income	544	328	1,323	1,803
Interest expense	(85)	(91)	(438)	(353)
Other expense	(269)	—	(269)	—

Interest and other expense, net	190	237	616	1,450

Income (loss) before income taxes	3,015	(5,840)	(26,680)	(24,469)
Foreign income tax expense	1,761	—	1,761	200

Net income (loss)	$1,254	$(5,840)	$(28,441)	$(24,669)

Basic net income (loss) per share	$0.03	$(0.22)	$(0.82)	$(0.96)

Shares used in computation of basic net income (loss) per share	44,621	26,406	34,664	25,576

Diluted net income (loss) per share	$0.03	$(0.22)	$(0.82)	$(0.96)

Shares used in computation of diluted net income (loss) per share	46,258	26,406	34,664	25,576

	December 31, 2003	December 31, 2002
Balance Sheet Data:
Cash and cash equivalents	$44,349	$11,263
Short-term investments	55,672	35,614
Long-term investments	13,170	8,102
Total assets	137,845	63,724
Total stockholders’ equity	118,987	44,743